EXHIBIT 99.a

               GLOSSARY OF TERMS USED IN PROSPECTUS

     "Act" means the California Revised Limited Partnership Act,
Title 2, Chapter 3, of the California Corporations Code.

     "Accountants" means Peat, Marwick, Mitchell & Co., or such other nationally recognized firm of independent public accountants as shall be engaged by the General Partner for the Partnership.

     "Acquisition Expenses" means expenses including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of Real Properties or funding of Mortgage Loans, whether or not acquired or funded.

     "Acquisition Fees" means the total of any and all fees and commissions paid by any Person to any other Person, including the General Partner, the Advisor and their Affiliates, in connection with the selection, purchase, or investment in, any Real Property by the Partnership or by the seller of a Real Property, whether designated as a real estate commission, acquisition fee, finder's fee, selection fee, development fee, construction fee, nonrecurring management fee, mortgage placement or origination fee, or any other fee or commission of a similar nature howsoever designated and howsoever treated for tax or accounting purposes.

     "Additional Limited Partners" means those persons admitted to the Partnership pursuant to Section 3.2.3 of the Agreement.

     "Additional Rights Units" means the additional 7,500 Units which the General Partner, at its option, may authorize the Sales
Agent to offer and sell.

     "Adjusted Capital Contribution" means, for each fiscal quarter, the original Capital Contribution of a Holder for or attributable to his Units, reduced by the total cash distributed to him and prior Holders of his Units from Residual Proceeds and from Working Capital Reserves (to the extent cash distributed from Working Capital Reserves came from Residual Proceeds) or from Net Proceeds.

     "Admission Dates" means the dates on which Subscribers for Units shall be admitted to the Partnership as Limited Partners.

     "Advisor" means USAA Financial Services Company, or any successor, under the Advisory Agreement.

     "Advisory Agreement" means the Advisory Agreement between the Partnership and the Advisor.

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     "Affiliate" means, when used with reference to a specified
Person, (i) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer of, partner in, director or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, and (iii) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities. An Affiliate of the Partnership or the General Partner does not include a Person who is a partner in a partnership or joint venture with the Partnership or any other Affiliate of the Partnership if such Person is not otherwise an Affiliate of the Partnership or the General Partner.

     "Agreement" means the Agreement of Limited Partnership of USAA Real Estate Income Investments I, A California Limited
Partnership.

     "Application and Commitment Fees" means all fees and charges payable by prospective borrowers, applicants or obligors on Partnership Mortgage Investments committed to be made by the Partnership, which are paid to the Advisor and howsoever designated or treated for tax or accounting purposes.

     "Assignee" means a Person who has acquired a Limited
Partner's beneficial interest in one or more Units but who is neither a Limited Partner nor an Assignee of Record.

     "Assignee of Record" means an Assignee who has acquired a beneficial interest in one or more Units and whose ownership of the Units is recorded on the books of the Partnership and is the subject of a written instrument of assignment in compliance with the Agreement, the effective date of which assignment has passed.

     "Bank" means USAA Federal Savings Bank, an Affiliate of the
General Partner and the Advisor.

     "Capital Account" means, with respect to each Partner, the account established for each Partner pursuant to Section 3.4 of the Agreement, which will initially equal the Capital Contribution of such Partner and throughout the existence of the Partnership will be (a) increased by the amount of Taxable Income allocated to such Partner and (b) reduced by the amount of Tax Losses allocated to such Partner and the amount of Net Cash Flow and Residual Proceeds distributed to such Partner.

     "Capital Contribution" means the total amount of money contributed to the Partnership (prior to the deduction of any selling commissions or expenses) by all the Partners or any class of Partners or any one Partner, as the case may be (or the predecessor Holders of the Units of such Partners or Partner), reduced in the case of the Limited Partners by any return of uninvested funds pursuant to Section 3.3 of the Agreement (but not reduced by any reductions in the related Capital Accounts or by any tax basis adjustment).
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     "Cash Flow" means, with respect to any fiscal period, all
Gross Revenue from operations in the ordinary course of business, without deductions for depreciation or the Management Fee but after deducting payments for Operating Cash Expenses (other than such Management Fee), capital expenditures with respect to properties and any amount set aside for the restoration or creation of Reserves.

     "Certificate" shall mean the Certificate of Limited
Partnership required to be filed in the office of the Secretary of State of the State of California pursuant to Section 15621 of the Corporations Code of the State of California.

     "Closing Date" means the date of termination of the public offering of Units designated by the General Partner, but no later than one year from the date of the Prospectus.

     "Code" means the Internal Revenue Code of 1954, as amended, or any corresponding provision or provisions of succeeding law.

     "Competitive Brokerage Commission" means a real estate brokerage commission paid for the sale of property which is reasonable, customary and competitive in light of the size, type and location of the property.

     "Controlling Person" means any person, whatever his or her title, who performs functions for the General Partner similar to those of (Chairman or member of the board of directors; (2) executive management, such as the president, vice-president or senior vice-president, corporate secretary or treasurer; (3) senior management, such as the vice-president of an operating division who reports directly to executive management; or (4) those holding 5% or more equity interest in the General Partner or a person having the power to direct or cause the direction of a General Partner, whether through the ownership of voting securities, by contract, or otherwise.

     "Cost of Partnership Property" means the total consideration paid to acquire a Partnership Property, whether paid to the seller, the General Partner or any other person, including cash and all liens and mortgages on the Real Property and the "Cost of All Partnership Properties" shall be the sum total of the "Cost of Partnership Property" for each Partnership Property.

     "Distributions" means any cash or other property distributed to Holders and the General Partner arising from their interest in the Partnership, but not any payments to the General Partner under the provisions of Article VIII, "Compensation to the General Partner and Affiliates," or Article VII, "Partnership Expenses" of the Agreement.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended, or any corresponding provision or provisions of succeeding law.

     "Existing Partnerships" means USAA Income Properties I and
USAA Income Properties II, both Delaware limited partnerships.

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     "Expense Allowance" means an amount equal to two percent
(2%) of the Gross Proceeds payable by the Partnership to the Sales Agent for the payment of Organization and Operating
Expenses.

     "Front-End Fees" means any fee, commission or expense paid by any party for any services to the Partnership during the Partnership's organization and acquisition phase, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses and similar fees however designated.

     "General Partner" means USAA Income Investments I, Inc., a
Texas Corporation, or any other Person who succeeds it as a General Partner of the Partnership.

     "Gross Proceeds" means the aggregate total of the Capital
Contributions of the Limited Partners.

     "Gross Revenues" means all revenues resulting from the operation of the Partnership Properties in the ordinary course of business and such receipts of other general partnerships or joint ventures in which the Partnership has invested. The term "Gross Revenues" shall not include revenues from Mortgage Repayments or Sale, Financing or Refinancing Proceeds, or other disposition of Partnership Properties.

     "Holder" means the owner of Units who is either a Limited
Partner or an Assignee of Record. The General Partner is not a Holder except to the extent it owns Units.

     "Initial Residual Proceeds" means Residual Proceeds received before the expiration of 2 years following the date of funding the Mortgage Loan or purchasing the Real Property resulting in the Residual Proceeds.

     "Investment in Properties" means the amount of Gross Proceeds paid or allocated either to the purchase of Real Properties acquired by the Partnership or to the making of Mortgage Loans made by the Partnership, Working Capital Reserves not in excess of 2% of the Gross Proceeds, and any other cash payment such as interest and taxes but excluding Front-End Fees.

     "Limited Partner" means the original Limited Partner, and any other Persons who are admitted to the Partnership as Additional or Substitute Limited Partners.

     "MAI Appraiser" means an independent appraiser who is a member in good standing of the American Institute of Real Estate Appraisers ("MAI") who has had not less than five (5) years of experience in appraising property that is comparable to the particular property involved and that is located in the vicinity in which the particular property is located.

     "MAI Appraisal" means an appraisal made by an MAI Appraiser.

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     "Majority Vote" means the affirmative vote or written
consent of Limited Partners who own more than fifty percent (50%) of the outstanding Units of the Partnership at the time of the vote.

     "Management Fee" means the fee payable to the General
Partner under the provisions of Paragraph 8.2 of the Partnership
Agreement.

     "Maximum Units" means 50,000 Units.

     "Minimum Units" means 6,000 Units.

     "Mortgage Investments" or "Partnership Mortgage Investments" means the investments of the Partnership described in the Prospectus, or investments not so described but which are made or purchased out of the Net Proceeds or out of the proceeds (other than Residual Proceeds) of a collection, repayment, sale, retirement or other disposition of a particular Partnership Mortgage Investment by the Partnership and which are subsequently described in communications to the Limited Partners, and all extensions, renegotiations, replacement or renewals thereof, together with such real and personal property, if any, as is acquired by the Partnership in connection therewith. In the case of any particular Partnership Mortgage Investment owned by another partnership or joint venture in which the Partnership shall be a partner or joint venturer, the term Partnership Mortgage Investment shall include any Mortgage Loan made or owned by such partnership or joint venture. The term "Mortgage Investment" shall mean any of the "Partnership Mortgage Investments" so described.

     "Mortgage Loan" means participating first mortgage loans, evidenced by notes, bonds, debentures and other evidences of indebtedness, and which are secured by mortgage trust deeds, deeds of trust, deeds to secure debt, or other liens on interests in land upon which improvements are constructed and which constitutes Qualified Real Estate.

     "Mortgage Repayment" means any Partnership transaction giving rise to Repayment Proceeds.

     "Mortgage Servicing Fee" means the fees and other compensation payable by the Partnership to the Advisor or its Affiliates on account of its services to the Partnership in collecting principal and interest and other payments to which the Partnership is entitled on the Mortgage Investments, the administration and supervision of the rights and participations of the Partnership under its Mortgage Investments, the supervision of legal proceedings where such payments are delinquent or in arrears and otherwise supervising and monitoring the Partnership and the Mortgage Investments made by the Partnership.

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     "Net Cash Flow" means, with respect to any fiscal period,
Cash Flow and any portion of the Reserves deemed by the General
Partner not required for the Partnership's operations minus the Management Fee.

     "Net Proceeds" means the Gross Proceeds less Organization and Offering Expenses paid or payable by the Partnership.

     "Offering Period Investment Income" means all investment income earned by the Partnership on the temporary investment of the Capital Contributions of the Partners for the period after the admission of the first Additional Limited Partner (other than the General Partner) and prior to the Closing Date.

     "Operating Cash Expenses" means, with respect to any fiscal period, except to the extent paid with cash withdrawn from Reserves therefor, the amount of cash disbursed by the Partnership in such period in the ordinary course of its business, as follows: the Management Fee payable to the Advisor, debt service and other payments required to be made in connection with any loan to the Partnership or any loan secured by a lien on any of the Partnership's property, and payments made on behalf of the Partnership for expenses incurred by it for advertising and promotion, repairs, maintenance, management and utilities for specific properties, computer time sharing, accounting (excluding Partnership bookkeeping), statistical services, printing and mailing of reports and communications required by regulatory agencies or for distribution to Limited Partners or others as required by this Agreement, but not including: (1) any overhead expenses or any salaries paid by the General Partner or the Advisor to its officers, directors or Affiliates, (2) expenditures paid out of Reserves and (3) expenditures attributable to obtaining Residual Proceeds. Operating Cash Expenses may include the out-of-pocket expenses incurred by the General Partner, the Advisor or any Affiliate (including payments to salaried employees and payment for services and supplies obtained from third parties), in performing general management and administrative services for the Partnership (but not including any overhead expenses) which services, but for their performance by the General Partner or such Affiliate, would be required to be performed for the Partnership by a non-affiliated person; provided that such expenses do not exceed the amount which the Partnership would be required to pay to non-affiliated persons for comparable services which could reasonably be made available to the Partnership and, further provided, that such expenses do not constitute expenditures for rent or depreciation, utilities, capital equipment, salaries, fringe benefits or travel expenses (except to the extent that such expenses are Front-End
Fees) incurred by or allocated to Controlling Persons of the General Partner or its Affiliates.

     "Organization and Offering Expenses" means those expenses incurred in connection with organizing the Partnership and preparing the Units for registration, qualification or exemption under federal and state securities laws and subsequently offering

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and distributing the Units to the public, including sales
commissions paid to the Sales Agent and other broker-dealers in connection with the distribution of the Partnership Units, registration and filing fees, printing costs, legal and accounting fees, and all advertising expenses but not to exceed the Expense Allowance.

     "Partners" means collectively, the General Partner and all the Limited Partners. "Partner" means any one of the Partners.

     "Partnership" means USAA Real Estate Income Investments I, A
California Limited Partnership.

     "Partnership Properties" means all Real Property(ies) or any interest in a Real Property(ies) acquired directly or indirectly by the Partnership, and/or all Mortgage Loans funded directly or indirectly by the Partnership. Reference to 'Partnership
Property' shall be to any one of them.

     "Person" means any individual, partnership, corporation, trust or other entity.

     "Prospectus" means the final prospectus contained in the registration statement filed with the Securities and Exchange
Commission on Form S-11, as amended or supplemented or later filed with the Securities and Exchange Commission.

     "Qualified Plans" or "Retirement Plans" means employee pension or profit-sharing plans established under Section 401 of the Code, Individual Retirement Accounts established under
Section 408 of the Code ("IRAs") and H.R. 10 ("Keogh") Plans.

     "Qualified Real Estate" or "Qualified Property(ies)" or "Qualified Real Property" means office buildings, shopping centers, commercial, industrial, and warehouse distribution buildings and facilities, retail properties, apartment complexes, hotels and other similar types of real property which are income producing. Qualified Real Estate does not include undeveloped land, or land under development, agricultural properties, single family residual homes, condominiums, secondary or recreation homes, nursing homes, gaming facilities or mobile home parks.

     "Real Property" means a Qualified Real Property, or any interest in a Qualified Real Property, acquired directly or indirectly by the Partnership, excluding Mortgage Loans.

     "Repayment Proceeds" means the net cash proceeds received by the Partnership as proceeds of the return of principal or interest for any Mortgage Investments or as proceeds of any Mortgage Investments received contemporaneously with the collection, repayment, sale, retirement or other disposition of such Partnership Mortgage Investments (including, without limitation, all repayments of principal, payments of fixed interest, participations in sale proceeds, proceeds of sale of land, payment of deferred interest and proceeds of exercise of any option or contract right received contemporaneously with the

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final disposition of a Mortgage Investment) after retirement of any indebtedness applicable thereto and after deducting any other expenses incurred in connection therewith; provided, however, that the return of principal from a disposition of a Partnership Mortgage Investment shall not be deemed Repayment Proceeds to the extent such return of principal is reinvested by the Partnership within two years of the date on which the Partnership funded such Mortgage Investment, or in the event the General Partner determines that it is necessary to invest such additional sums to protect the value of any of the Partnership's Mortgage Investments, and such return of principal is not distributed to the Limited Partners, as contemplated by the Prospectus.

     "Reserves" means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the General Partner for working capital and to pay taxes, insurance, or other costs or expenses incident to the ownership or operation of the Partnership's investments.

     "Residual Proceeds" means all cash receipts arising from Sale, Financing or Refinancing Proceeds and Repayment Proceeds, less the following:

     (i) the amount of cash necessary for the payment of all debts and obligations of the Partnership (including non-recourse debts) related to the particular sale, financing or refinancing or Mortgage Loan repayment, but not including the Subordinated Real Estate Commission payable to the Advisor upon the sale of the Partnership Property;

     (ii) the amount of cash paid or to be paid by the Partnership in connection with such Sale, Financing or Refinancing (which shall include, with regard to damage recoveries or insurance or condemnation proceeds, cash paid or to be paid in connection with repairs, replacements or renewals, in the discretion of the General Partner, relating to damage to or partial condemnation of the affected property);

     (iii) the amount considered appropriate by the General Partner to provide Reserves to pay taxes, insurance, or other costs or expenses of the Partnership (including costs of improvements or additions in connection with any property) or to provide for the purchase of the underlying land in connection with any property; and

     (iv) any amount considered appropriate by the General
Partner to be used to purchase from any partner or co-venturer an interest in a property which is jointly owned.

     "Sale, Financing or Refinancing" means any Partnership transaction (other than the receipt of Capital Contributions) not in the ordinary course of its business, including, without limitation: sales, exchanges or other dispositions of real or

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personal property, condemnations, recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds) not used for the repair or reconstruction of properties, any mortgage refinancings or borrowings, or repayment of mortgage balances and related premiums, but excluding the disposition of a Property whether in the form of a rescission, exchange or resale or pursuant to an option or other similar arrangement entered into at or prior to two (2) years from the date of the Prospectus if the proceeds from such transfer back are reinvested in another Property.

     "Sale, Financing or Refinancing Proceeds" means the proceeds of any Partnership transaction which is a Sale, Financing or Refinancing as defined above.

     "Sales Agency Agreement" means the sales agency Agreement between the Partnership and the Sales Agent pursuant to which the Sales Agent shall offer and sell the Units.

     "Sales Agent" means USAA Investment Management Company.

     "Selling Price" means the total gross contract price receivable by the Partnership from the purchaser upon the sale of a Partnership Property, without reduction for any mortgage or other indebtedness to which the Partnership Property may be subject, or any fees or expenses which may be attributable to such sale.

     "Sponsor" means any Person directly or indirectly instrumental in organizing, wholly or in part, the Partnership or any Person who will manage or participate in the management of the Partnership, including the General Partner and an Affiliate of such Persons, but excluding (i) any person whose only relationship with the Partnership or the General Partner is that of an independent property or asset manager whose only compensation from the Partnership is as such; (ii) employees of the General Partner or its Affiliates who are not also officers or directors of the General Partner or its Affiliates; and (iii) wholly independent third parties such as attorneys, accountants, appraisers and underwriters whose only compensation from the Partnership is for professional services rendered in connection with the offering of Units or the operations of the Partnership.

     "Subordinated Real Estate Commission" is as defined in
Section 8.3 of the Agreement.

     "Subscriber" means a person who has completed a Subscription
Agreement and submitted it and payment for the number of Units being purchased, to the General Partner.

     "Subscription Agreement" means the subscription agreement signed or to be signed by Limited Partners when they purchase
Units, a copy of which is included in the Prospectus.

     "Substituted Limited Partner" means any Person admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 13.3 of the Agreement.

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     "Taxable Income" or "Tax Losses" means the ordinary income or losses, respectively, of the Partnership for each fiscal year or portion thereof (including the Partnership's share of income or loss of any partnership, venture or other entity which owns a particular property) as determined for federal income tax purposes, as well as, where the context requires, related federal tax items such as capital gain or loss, deductions, tax preferences, credits and depreciation recapture, it being understood that losses for federal income tax purposes include all amounts treated as a return of capital for federal income tax purposes by reason of tax basis adjustments.

     "Total Outstanding Units" means all Units issued at or before the Closing Date.

     "Unit" means the interest of a Limited Partner represented by a Capital Contribution of $500.